Exhibit 10.4

Ball Corporation

Special Acquisition-Related
Incentive Program

Confidential

Table of Contents

1.	Purpose		1
2.	Definitions		1
	2.1	Award	1
	2.2	Change in Control	1
	2.3	Committee	1
	2.4	Disability	1
	2.5	Effective Date	1
	2.6	Grant Agreement	1
	2.7	Grant Date	1
	2.8	Grant Vest Date	1
	2.9	Participant	1
	2.10	Performance Period	1
	2.11	Performance Measures	1
	2.12	Program	2
	2.13	Restricted Stock Units (“RSUs”)	2
	2.14	Retirement	2
3.	RSU Grant		2
4.	Calculation of Performance Measures and Awards		2
	4.1	Cumulative EVA® Component	2
	4.2	Cumulative Cash Flow Component	3
	4.3	Award / Payout Range	3
5.	Award Vesting / Lapse of Restrictions		3
6.	Additional Cash Payment		3
7.	Retirement, Transfer, Disability or Death		3
	7.1	Retirement	3
	7.2	Transfer	4
	7.3	Disability or Death	4
8.	Forfeiture		4
9.	Defer Release of RSUs		4
10.	Miscellaneous		5
	10.1	Administration of the Program	5
	10.2	Amendment and Termination of Program	5
	10.3	Successors and Mergers, Consolidations, or Change in Control	5
	10.4	Recoupment of Awards Resulting from Fraud or Intentional Misconduct	5
	10.5	Employment or Future Eligibility to Participate Not Guaranteed	6
	10.6	Gender, Singular or Plural	6
	10.7	Captions	6
	10.8	Applicable Law	6
	10.9	Validity	6

Effective Date July 27, 2016

Special Acquisition-Related Incentive Program

1.           Purpose

To incentivize key executives and employees who are in a position to have a significant impact on the successful integration of the Rexam business into Ball Corporation (“Corporation”) by providing an opportunity to earn special, long-term incentive compensation aligned with the long-term financial goals of this integration.

2.           Definitions

2.1         Award means the actual incentive compensation earned by a Participant under the terms of the Program.

2.2         Change  in Control means “Change in Control” as defined in the Ball Corporation 2013 Stock and Cash Incentive Plan or its successor.

2.3         Committee means the Human Resources Committee of the Board of Directors of Ball Corporation.

2.4         Disability means a bodily injury or disease that totally and continuously prevents the Participant, for a period as defined in the Corporation’s applicable policies, from engaging in the Participant’s regular occupation.

2.5         Effective Date means July 27, 2016, which is the effective date of the Program.

2.6         Grant Agreement means the document provided to each Participant containing their specific Award opportunity and the terms and provisions of their Award as granted pursuant to this Program and the 2013 Stock and Cash Incentive Plan or its successor.

2.7         Grant Date means the actual date the RSUs are granted pursuant to this Program.

2.8         Grant Vest Date means the later of January 31, 2020 or the date of the first quarterly meeting of the Board of Directors of Ball Corporation following the end of the Performance Period.

2.9         Participant means an employee who has been selected for participation in the Program by management and approved by the Committee.

2.10       Performance Period means the 42-month period beginning July 1, 2016 and ending December 31, 2019.

2.11       Performance Measures means the Corporation’s, or specific division’s, defined Cumulative Economic Value Added (EVA®) and Cumulative Cash Flow dollar goals as determined for the purposes of this Program, as defined in Section 4 herein.

2.12       Program means the Special Acquisition-Related Incentive Program as set forth in this document and as may be amended from time to time.

2.13       Restricted Stock Units (“RSUs”) means units of stock that are awarded to a Participant under this Program pursuant to the Ball Corporation 2013 Stock and Cash Incentive Plan or its successor.

2.14       Retirement means termination of employment for any reason other than death or disability after attainment of age and service years which, when combined, equals or exceeds seventy (70), subject to a minimum age of fifty-five (55). This definition of retirement is subject to any existing or additional statutory requirements or prescribed definition of retirement as set forth by local laws in jurisdictions where this Award is granted and which may take precedence.

3.           RSU Grant

The grant under this Program shall be a RSU grant pursuant to the Ball Corporation 2013 Stock and Cash Incentive Plan or its successor. Participants will receive a grant of RSUs based upon a percentage of their annual base salary in effect at the Grant Date divided by the average closing market price of Ball Corporation Common Stock from April 25, 2016 through June 30, 2016.

4.           Calculation of Performance Measures and Awards

Performance is measured and Awards are calculated based on two components which are detailed below.  The Ball Corporation Chief Financial Officer shall make all determinations related to the final Performance Measures calculations under this Program.

4.1         Cumulative EVA® Component

Awards for this component are based upon the cumulative Economic Value Added (EVA®) dollar goal amount for the Corporation or specific division, if applicable, for the Performance Period.

The minimum, target and maximum goal amounts for this Performance Measure component will be specified in each Participant’s Grant Agreement, and Awards for performance between the minimum, target and maximum requirements for each Performance Measure will be interpolated using a straight-line calculation, and rounded up to the nearest whole share. A Participant’s Award for this component for the Performance Period is calculated by multiplying the Participant’s grant amount by the percentage weighting as defined in the Grant Agreement, which is then adjusted for actual performance using the minimum, target and maximum requirements described above.

4.2          Cumulative Cash Flow Component

Awards for this component are based upon the Cumulative Cash Flow goal amount for the Corporation or specific division, if applicable, for the Performance Period.

The minimum, target and maximum goal amounts for this Performance Measure component will be specified in each Participant’s Grant Agreement, and Awards for performance between the minimum, target and maximum requirements for each Performance Measure will be interpolated using a straight-line calculation, and rounded up to the nearest whole share. A Participant’s Award for this component for the Performance Period is calculated by multiplying the Participant’s grant amount by the percentage weighting as defined in the Grant Agreement, which is then adjusted for actual performance using the minimum, target and maximum requirements described above.

4.3          Award / Payout Range

Actual Awards under this Program may range from zero to 200 percent of the grant amount based on the achievement of the Performance Measures.

5.           Award Vesting / Lapse of Restrictions

Except as provided herein, and contingent upon Cumulative EVA® and Cumulative Cash Flow dollar performance as determined by Performance Measures calculations, Awards will cliff vest and restrictions on the RSUs will lapse on the Grant Vest Date. For each RSU that vests, the Participant will be issued one share of Ball Corporation Common Stock, unless deferred pursuant to Section 9.

6.           Additional Cash Payment

Participants will receive accrued dividend equivalents in an amount equal to the per share dividend paid to the Corporation’s shareholders for each RSU held on the applicable record date during the Performance Period, and applied to the final number of shares issued as determined by the Performance Measures calculations. Such amount shall be paid to Participants if and when the performance criteria of the Award are met, as soon as practicable following the Grant Vest Date, but in no event later than March 15 of the Grant Vest Date year.

7.           Retirement, Transfer, Disability or Death

7.1         Retirement–Participants who retire before the end of the Performance Period will receive a prorated portion of their Award, based upon the number of days employed during the Performance Period,  contingent upon execution of a post-employment agreement as presented by the Corporation with the approval of the Chief Executive Officer and/or the senior human resources representative of the Corporation. Upon satisfaction of these requirements, the restrictions on the prorated portion of the Participant’s RSUs will lapse and, unless deferred, shares of Ball Corporation Common Stock will be issued, pursuant to the proration calculation, as soon as practicable following the Grant Vest Date, but in no event later than March 15 of the Grant Vest Date year, contingent on Cumulative EVA® and Cumulative Cash Flow dollar performance as determined by Performance Measure calculations.

7.2          Transfer–Participants who transfer to a position deemed to be ineligible for the Program before the end of the Performance Period will receive a prorated portion of their Award, based upon the number of days employed in an eligible position during the Performance Period. The restrictions on the prorated portion of the Participant’s RSUs will lapse and, unless deferred, shares of Ball Corporation Common Stock will be issued, pursuant to the proration calculation, as soon as practicable following the Grant Vest Date, but in no event later than March 15 of the Grant Vest Date year, contingent on Cumulative EVA® and Cumulative Cash Flow dollar performance as determined by Performance Measure calculations.

7.3          Disability or Death–Upon disability or death, restrictions on the RSUs will lapse and, unless deferred, shares of Ball Corporation Common Stock will be issued to the Participant or the Participant’s estate or beneficiary(ies), as soon as practicable following the Grant Vest Date, but in no event later than March 15 of the Grant Vest Date year, contingent on Cumulative EVA® and Cumulative Cash Flow dollar performance as determined by Performance Measure calculations.

8.           Forfeiture

Upon termination prior to the end of the Performance Period for any reason other than retirement, disability or death, the RSUs will be forfeited as of such date of termination. Any Participant whose employment terminates for cause, regardless of Retirement status, shall not be eligible to receive any Award under this Program.

9.           Defer Release of RSUs

Certain Participants may be eligible to defer the release of their RSUs where allowed by the laws of the country that apply to the Participant. Such opportunity to defer is not guaranteed.

If deferral is permitted, Participants in the Program may defer RSUs granted under this Program into the Ball Corporation 2005 Deferred Compensation Company Stock Plan, or its successor, by making an election to defer by the election deadline. If a Participant elects to defer, Units will be credited to the Participant’s designated account(s) in the 2005 Deferred Compensation Company Stock Plan, or its successor, no later than March 15 of the Grant Vest Date year, contingent on Cumulative EVA® and Cumulative Cash Flow dollar performance as determined by Performance Measures calculations.

10.          Miscellaneous

10.1        Administration of the Program–The Committee shall be the sole administrator of the Program.  The Committee shall have full power to formulate additional details and regulations for carrying out this Program. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Program. Any decision or interpretation of any provision of this Program adopted by the Committee shall be final and conclusive. Except to the extent prohibited by Applicable Law, the Committee may delegate to one or more individuals the day-to-day administration of the Program and any of the functions assigned to it in this Program. Such delegation may be revoked at any time.

10.2       Amendment and Termination of Program–The Committee may at any time amend the Program in whole or in part; provided, however, that no amendment shall be effective to affect the Participant’s vested right therein, and, except as provided below, no amendment shall be effective to decrease the future benefits under the Program payable to any Participant or beneficiary with respect to any amount granted or vested prior to the date of the amendment. Written notice of any amendments shall be given promptly to each Participant. No notice shall be required with respect to amendments that are non-material or administrative in nature.

10.3       Successors and Mergers, Consolidations, or Change in Control– The terms and conditions of this Program shall enure to the benefit of and bind the Corporation, the Participants, their successors, assignees, and personal representatives. If a Change in Control shall occur, then the rights and obligations shall be those outlined in the 2013 Stock and Cash Incentive Plan or its successor.

10.4       Recoupment of Awards Resulting from Fraud or Intentional Misconduct–If the Board of Directors of Ball Corporation or an appropriate committee of the Board of Directors of Ball Corporation determines that any fraud or intentional misconduct by one or more officers or other executives of the Corporation, or an affiliate, at a level of Vice President or above caused the Corporation, directly or indirectly, to restate its financial statements and the officer or such executive has received more compensation than would have been paid absent the fraud or intentional misconduct, the Board of Directors of Ball Corporation or the Committee, in its discretion, shall take such action as it deems necessary or appropriate to remedy the fraud or intentional misconduct and prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any incentive compensation paid to the officer or such executive or causing partial or full cancellation of any outstanding RSUs previously granted to such officer or such executive in the amount by which the value of the such compensation exceeds or exceeded any lower value that would have resulted based on the restated financial results.

10.5       Employment or Future Eligibility to Participate Not Guaranteed–Nothing contained in this Program, nor any action taken hereunder, shall be construed as a contract of employment or as giving any Participant any right to be retained in the employ of the Corporation. Designation as a Participant is discretionary, is not a contractual right, and may be revoked at any time by the Committee.

10.6       Gender, Singular and Plural–All pronouns and any variations thereof shall be deemed to refer to the masculine and feminine gender as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

10.7       Captions–The captions to the articles, sections, and paragraphs of this Program are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8       Applicable Law–This Program shall be governed and construed in accordance with the laws of the State of Indiana.

10.9       Validity–In the event any provision of this Program is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Program.